Exhibit 99.1

TDS announces CEO transition
TDS Board Chair Walter C. D. Carlson appointed President and CEO
LeRoy T. Carlson, Jr. to become Vice Chair

Christopher D. O’Leary Appointed Lead Independent Director

CHICAGO, January 27, 2025 — Telephone and Data Systems, Inc. (NYSE: TDS) announced today that effective February 1, 2025, Walter C. D. Carlson will succeed LeRoy (“Ted”) T. Carlson, Jr. as TDS President and Chief Executive Officer. Ted Carlson will assume a newly created Vice Chair position focusing on enterprise strategy and will continue to serve in his current role as Chair of the Board of UScellular (NYSE:USM).

Walter Carlson has served on the TDS Board since 1981 and has been the non-executive Chair of the TDS Board since 2002. As Board Chair, he has guided TDS through the emergence and development of the wireless industry and growth of UScellular, the transformation of TDS Telecom from a telephone company to a broadband company, and the recent strategic review process relating to UScellular. He will continue to serve as Chair of the TDS Board and a member of the Board of UScellular.

“It’s an honor to lead TDS at this pivotal moment in the company’s history,” stated Walter Carlson. “I have a tremendous amount of respect and admiration for Ted’s leadership and for the mission-driven culture that we have built at TDS since it was founded over 50 years ago. I look forward to continuing to work with Ted and our highly talented team on executing our strategic initiatives.”

Ted Carlson stated, “I fully support Walter’s appointment as President and CEO and in my new role as Vice Chair will assist him as he leads TDS into a successful future. This transition reflects the commitment of the TDS enterprise to advance our mission of bringing high-quality communications services to our customers throughout the United States.”

In addition, Christopher D. O’Leary has been appointed Lead Independent Director for the TDS Board of Directors. Chris O’Leary has served on the TDS Board since 2006 and has decades of public company executive leadership experience.

“I am excited to assist Walter and the Board in this newly created role as we make this important transition in executive leadership,” commented Chris O’Leary. “This CEO transition allows us to optimize the contributions of TDS’ founding family members, Ted and Walter, and demonstrates the Board’s commitment to an executive succession that positions us for long-term success. The Board believes now is the right time for this change and Walter is the right person to lead the company. As a long-serving board member of both TDS and UScellular, Walter is fully steeped in all our businesses and is deeply committed to leading the enterprise through this substantial transformation.”

Prior to joining TDS as CEO, Walter Carlson was an attorney at Sidley Austin LLP for over 44 years, including as a partner for 37 years. He served in various leadership roles at the firm, including as a member of its Executive Committee from 2002–2018 and as a head of its securities and shareholder litigation practice for many years. Walter Carlson is a nationally recognized securities litigator and led numerous high-performing teams that accomplished successful results for clients. He earned his bachelor’s degree from Yale University and J.D. from Harvard University Law School.

About TDS
Telephone and Data Systems, Inc. (TDS) provides wireless, broadband, video and voice to approximately 6 million connections nationwide through its businesses, UScellular and TDS Telecom. Founded in 1969 and headquartered in Chicago, TDS employed approximately 8,000 associates as of September 30, 2024.

Visit investors.tdsinc.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Contacts

Media: Kit Beyer, Director – External Affairs and Communications of TDS Telecom
kit.beyer@tdstelecom.com

Investor: Colleen Thompson, Vice President - Corporate Relations of TDS
colleen.thompson@tdsinc.com